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                                                                     Exhibit 3.8
                           CERTIFICATE OF AMENDMENT
                                      OF
                         CERTIFICATE OF INCORPORATION
                                      OF
                                CLARK USA, INC.


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                   Adopted in accordance with the provisions
                   of Section 242 of the General Corporation
                         Law of the State of Delaware

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     I, Maura J. Clark, Executive Vice President of CLARK USA, INC., a
corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certify as follows:

     FIRST: That the Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on December 28, 1994 and that Certificates of Amendment thereto were filed with the Secretary of State of Delaware on February 23, 1995; November 3, 1995; on three (3) occasions on October 1, 1997; and on January 15, 1998 (as so amended, the "Certificate of Incorporation").

     SECOND: That Paragraph (m) entitled "Definitions" of the Certificate of Designations of the Corporation dated October 1, 1997, which forms a part of the Certificate of Incorporation of the Corporation, has been amended to read as follows:

          (1) by deleting the definition of "Permitted Indebtedness" and substituting in lieu thereof the following:

          "'Permitted Indebtedness' means Indebtedness incurred by the Corporation or its Restricted Subsidiaries (i) to renew, extend, refinance or refund Indebtedness that is permitted to be incurred pursuant to clauses
     (ii) through (iv) and clause (xi) below; provided, however, that such Indebtedness does not exceed the principal amount of the Indebtedness so renewed, extended, refinanced or refunded plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Indebtedness
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     refinanced or the amount of any premium reasonably determined by the
     Corporation or such Restricted Subsidiary as necessary to accomplish such refinancing by means of a tender offer or privately negotiated repurchase, plus the expenses of the Corporation or such Restricted Subsidiary incurred in connection with such refinancing; and provided, however, that Indebtedness the proceeds of which are used to refinance or refund such Indebtedness shall only be permitted if (A) in the case of any refinancing or refunding of Indebtedness that is pari passu with the Exchange Debentures the Refinancing or refunding Indebtedness is made pari passu with the Exchange Debentures or subordinated to the Exchange Debentures,
     (B) in the case of any refinancing or refunding of Indebtedness that is subordinated to the Exchange Debentures the refinancing or refunding of Indebtedness is made subordinated to the Exchange Debentures at least to the same extent as such Indebtedness being refinanced or refunded was subordinated to the Exchange Debentures and (C) in the case of the refinancing or refunding of Indebtedness that is subordinated to the Exchange Debentures, the refinancing or refunding Indebtedness by its terms, or by the terms of any agreement or instrument pursuant to which such Indebtedness is issued, (x) does not provide for payments of principal of such Indebtedness at the stated maturity thereof or by way of a sinking fund applicable thereto or by way of any mandatory redemption, defeasance, retirement or repurchase thereof by the Corporation or such Restricted Subsidiary (including any redemption, retirement or repurchase which is contingent upon events or circumstances, but excluding any retirement required by virtue of acceleration of such Indebtedness upon an event of default thereunder), in each case prior to the final Stated Maturity of the Exchange Debentures and (y) does not permit redemption or other retirement (including pursuant to an offer to purchase made by the Corporation or such Restricted Subsidiary) of such Indebtedness at the option of the holder thereof prior to the final stated maturity of the Indebtedness being refinanced or refunded, other than a redemption or other retirement at the option of the holder of such Indebtedness (including pursuant to an offer to purchase made by the Corporation or such Restricted Subsidiary), which is conditioned upon the change of control of the Corporation or such Restricted Subsidiary); (ii) arising from time to time under the Credit Agreement or any refinancings, renewals, extensions, refundings or replacements thereof or extensions of credit to finance working capital requirements in an aggregate principal amount not to exceed the greater of
     (a) $700 million at any one time outstanding less the aggregate amount of all proceeds of all asset dispositions that have been applied since the Issue Date to permanently reduce the outstanding amount of such Indebtedness and (b) the amount of the Borrowing Base on such date (calculated on a pro forma basis after giving effect to such borrowing and the application of the proceeds therefrom); (iii) outstanding on the Issue Date; (iv) evidenced by trade letters of credit incurred in the ordinary course of business not to exceed $20 million in the aggregate at any time;
     (v) between or among the Corporation and/or its Restricted Subsidiaries other than Restricted Subsidiaries owned in any part by the Principal Shareholders; (vi) which is Junior Subordinated Indebtedness; (vii) arising out of Sale and Leaseback Transactions or Capitalized Lease Obligations relating to computers and other office equipment and elements, catalysts or other chemicals used in connection with the refining of petroleum or petroleum by-products; (viii) the proceeds of which are used to make the Chevron Payment, the AOC Payment and the Gulf Payments; (ix) arising out of Interest Swap Obligations; (x) in connection with capital projects qualifying under Section 142(a) (or any successor provision) of the Internal Revenue Code of 1986, as amended, in an amount not to exceed $75 million in the aggregate at any time; (xi) to finance the Lima Acquisition, in an amount not to exceed $250 million; and (xii) in addition to Indebtedness permitted by clauses (i) through (xi) above, Indebtedness not to exceed on a consolidated basis for the Corporation and its Restricted Subsidiaries at any time $50 million."; and

          (2) by adding the following definition in appropriate alphabetical order:

          "'Lima Acquisition' means the acquisition by Clark Refining & Marketing, Inc. of the Lima Oil Refinery located in Lima, Ohio, and certain related inventory, spare parts and other assets, pursuant to the Agreement for the Purchase and Sale of Lima Oil Refinery, dated as of July 1, 1998, among Clark Refining & Marketing, Inc. and BP Exploration & Oil Inc., The Standard Oil Company, BP Oil Pipeline Company and BP Chemicals Inc."
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     THIRD: That such amendment has been duly adopted in accordance with the provisions of the General Corporation Law of the State of Delaware by the written consent of the holders of a majority of all outstanding shares of each class entitled to vote thereon in accordance with the provisions of Section 228 of the General Corporation Law.

     IN WITNESS WHEREOF, the undersigned has signed the Certificate this 31st day of July, 1998.

                                                     CLARK USA, INC.

By: /s/ Maura J. Clark
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        Maura J. Clark
        Executive Vice President - Corporate
        Development and Chief Financial Officer


Attested By:

/s/ Katherine D. Knocke
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Katherine D. Knocke
Secretary